United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 29, 2013

(August 28, 2013)

ISORAY, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-33407 (Commission File Number)	41-1458152 (IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354

(Address of principal executive offices) (Zip Code)

(509) 375-1202

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On August 28, 2013, IsoRay, Inc. (the “Company”) entered into an Amended and Restated Underwriting Agreement (the “Underwriting Agreement”) with Maxim Group LLC, as the sole book-running manager, relating to the issuance and sale of 3,800,985 common units (each a “Common Unit”), each bundling one share of Common Stock together with .816 of a warrant to purchase Common Stock (the “Warrant”), and 1,670 preferred units (each a “Preferred Unit” and, together with the securities bundled as Common Units, the “Securities”), each bundling one share of non-voting Series D Preferred Stock together with 1,525.23 Warrants to purchase Common Stock. The Common Units are being offered at an initial per unit purchase price of $0.535 and the Preferred Units are being offered at an initial per unit purchase price of $1,000. The Warrants are all exercisable at $0.72 per share and have a twenty-four month term, with the exercise price and term subject to reduction to $0.535 per share and an eighteen month term if shareholder approval is obtained. The Warrants are not exercisable for the first six months after the date of issuance and are callable by the Company if the closing price of the Common Stock equals or exceeds $1.25 ($0.85 if shareholder approval is obtained) for 10 consecutive days subject to minimum volume requirements. The shares of Common Stock and the shares of Series D Convertible Preferred Stock will be issued separately from the Warrants but can only be purchased together in the offering.

Each share of our Series D Convertible Preferred Stock is convertible into 1,869.15 shares of our common stock (a conversion price of $0.535 per share of Common Stock on the stated value of $1,000) at any time at the option of the holder, subject to adjustment, provided that the holder will be prohibited from converting Series D Convertible Preferred Stock into shares of our Common Stock if, as a result of such conversion, the holder, together with affiliates, would own more than 9.99% of the total shares of our common stock then issued and outstanding. The offering of the Securities is expected to close on August 29, 2013, and will result in gross proceeds to the Company (before commissions and estimated expenses) of approximately $3.7 million.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make because of any of those liabilities. Furthermore, the Company has agreed with the underwriter, for a period of 90 days from the date of the Underwriting Agreement, to not offer, sell, contract to sell, pledge, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any securities. The members of the Board of Directors and the Company’s officers also entered into a lock-up agreement prohibiting the sale of their shares of common stock for 90 days from the date of the Underwriting Agreement.

The issuance and sale of the Securities will be pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-188579), which was declared effective by the SEC on June 14, 2013, and the prospectus supplement dated and filed with the SEC on August 29, 2013.

The Underwriting Agreement is filed as Exhibit 1.1 and the Form of Common Stock Greenshoe Warrant as Exhibit 4.1 to this Current Report on Form 8-K, and the description of the material terms of the Underwriting Agreement and the Warrants is qualified in its entirety by reference to such exhibits, which are incorporated herein by reference.

The Underwriting Agreement contains representations and warranties that the parties made solely for the benefit of each other, in the context of all of the terms and conditions of the Underwriting Agreement. Accordingly, other investors and stockholders may not rely on such representations and warranties. Furthermore, such representations and warranties are made only as of the date of the Underwriting Agreement. Information concerning the subject matter of such representations and warranties may change after the date of the Underwriting Agreement, and any such changes may not be fully reflected in the Company's reports or other filings with the SEC.

In connection with the filing of the Underwriting Agreement, the Company is filing as Exhibit 5.1 hereto an opinion of its counsel, Keller Rohrback, PLC, with respect to the legality of the Securities.

On August 28 and 29, 2013, the Company issued press releases related to the offering, which are filed as Exhibits 99.1 and 99.2 and incorporated herein by reference.

ITEM 1.02	Termination of a Material Definitive Agreement.

On August 28, 2013, the Company entered into an Underwriting Agreement (the “Original Underwriting Agreement”) with Maxim Group LLC relating to the proposed underwritten offering of 3,800,985 common units, each bundling one share of common stock together with .816 of a warrant to purchase Common Stock at $0.55 per share, and 1,717.271 preferred units, each bundling one share of non-voting Series D Convertible Preferred Stock convertible into shares of common stock at $0.55 per share on the stated value of $1,000 together with 1,483.36 warrants to purchase common stock at $0.55 per share. The public offering price for one common unit was intended to be $0.55 and the public offering price for one preferred unit was intended to be $1,000.00.

The Corporate Compliance Department of the NYSE MKT was not willing to list the shares of Common Stock issuable upon exercise of the warrants at the exercise price contained in the warrants. Therefore, the Company and Maxim Group LLC mutually agreed to terminate the Original Underwriting Agreement and entered into the Underwriting Agreement described above in Item 1.01 which revised the terms of the Warrants from an exercise price of $0.55 per share to $0.72 per share (the closing price of the Company’s common stock on August 27, 2013), extended their term by six months, and requires the Company to submit to shareholders within the next six months a proposal to decrease the term of the warrants to a total of eighteen months and decrease the exercise price from $0.72 to $0.535. In exchange for this concession, the Company agreed to decrease the price of the common units from $0.55 to $0.535 resulting in a decrease in gross proceeds of approximately $100,000, from $3.8 million to $3.7 million.

The Original Underwriting Agreement is filed as Exhibit 1.2 to this Current Report on Form 8-K, and the description of the material terms of the Original Underwriting Agreement is qualified in its entirety by reference to such exhibit, which is incorporated herein by reference.

ITEM 3.03	Material Modification to Rights of Security Holders.

On August 29, 2013, a Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (the “Certificate of Designation”) to the Articles of Incorporation as amended of the Company was filed with the Minnesota Secretary of State. The Certificate of Designation designates 1,671 shares of the Company’s authorized but unissued stock as shares of the Company’s non-voting Series D Convertible Preferred Stock (the “Series D Preferred Stock”) with the terms, including preferences, limitations and relative rights, set forth in the Certificate of Designation.

Our Board of Directors has designated 1,671 shares of Series D Preferred Stock. The Series D Convertible Preferred Stock ranks (1) on parity with our Common Stock on an "as converted" basis, (2) junior to our Series A and Series B Preferred Stock, (3) on parity with our Series C Junior Participating Preferred Stock, (4) senior to any series of our capital stock hereafter created specifically ranking by its terms junior to the Series D Preferred Stock, (5) on parity with any series of our capital stock hereafter created specifically ranking by its terms on parity with the Series D Preferred Stock, and (6) junior to any series of our capital stock hereafter created specifically ranking by its terms senior to the Series D Preferred Stock in each case, as to dividends or distributions of assets upon our liquidation, dissolution or winding up whether voluntary or involuntary.

Each share of Series D Preferred Stock is convertible into 1,869.15 shares of our Common Stock (an effective price of $0.535 per share on the stated value of $1,000 and subject to adjustment as provided in the Certificate of Designation) at any time at the option of the holder, provided that the holder will be prohibited from converting shares of Series D Preferred Stock into shares of our Common Stock if, as a result of the conversion, the holder, together with its affiliates, would beneficially own more than 9.99% of the total number of shares of our Common Stock then issued and outstanding.

Except as required by law, shares of Series D Preferred Stock shall not have the right to vote on any matter other than those set forth in the Certificate of Designation with the potential to specifically adversely affect the Series D Preferred Stock.

Shares of Series D Preferred Stock are entitled to dividends in the same form as dividends actually paid on shares of Common Stock.

We are not obligated to redeem or repurchase any shares of Series D Preferred Stock. Series D Convertible Preferred Stock is not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

There is no established public trading market for the Series D Preferred Stock and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series D Preferred Stock on any national securities exchange or trading system.

If at any time the Series D Preferred Stock is outstanding we effect a merger or other change of control transaction, as described in the certificate of designation and referred to as a fundamental transaction, then, a holder will have the right to receive, upon any subsequent conversion of a share of Series D Preferred Stock (in lieu of conversion shares) for each issuable conversion share, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such fundamental transaction if it had been, immediately prior to such fundamental transaction, the holder of the shares of Common Stock into which such holder's shares of Series D Preferred Stock is then convertible.

A copy of the Certificate of Designation and a specimen of Series D Preferred Stock certificate are filed as Exhibits 3.1 and 4.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference. The description of the terms of the Series D Preferred Stock in this Item 3.03 is qualified in its entirety by reference to Exhibits 3.1 and 4.2.

ITEM 5.03 Amendment to Articles of Incorporation.

The information set forth above under Item 3.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.03.

ITEM 9.01 Exhibits

(c)	Exhibits

1.1	Amended and Restated Underwriting Agreement, dated August 28, 2013, by and between IsoRay, Inc., and Maxim Group LLC.

1.2	Underwriting Agreement, dated August 28, 2013, by and between IsoRay, Inc. and Maxim Group LLC.

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock, filed with the Minnesota Secretary of State on August 29, 2013.

4.1	Form of Common Stock Greenshoe Warrant.

4.2	Specimen of Series D Convertible Preferred Stock Certificate.

5.1	Opinion of Keller Rohrback, PLC.

23.1	Consent of Keller Rohrback, PLC (included in Exhibit 5.1).

99.1	Press Release of IsoRay, Inc. dated August 28, 2013.

99.2	Press Release of IsoRay, Inc. dated August 29, 2013.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 29, 2013

IsoRay, Inc., a Minnesota corporation

By:	/s/ Dwight Babcock
Dwight Babcock, CEO